Exhibit 10.8

SECOND AMENDMENT
TO
CHANGE IN CONTROL EMPLOYMENT AGREEMENT

     This Second Amendment to Change in Control Employment Agreement (this “Amendment”) is made and entered into by and between Healthaxis, Ltd., a Texas limited partnership (“Healthaxis”), and James W. McLane (the “Executive”), to be effective as of the 13th day of May, 2005.

     WHEREAS, Healthaxis and Executive are parties to that certain Change in Control Employment Agreement dated as of January 1, 2002 (the “Agreement”), as amended pursuant to that certain First Amendment to Change in Control Employment Agreement dated as of January 1, 2003 (the “First Amendment”), which sets forth, among other things, the terms and conditions pursuant to which Healthaxis or its successor will continue to employ the Executive and/or the amount of certain payments that would be made to the Executive upon certain events following a Change in Control;

     WHEREAS, the parties desire to further amend the Agreement as provided herein; and

     WHEREAS, except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Healthaxis and Executive do hereby agree as follows:

          1. Change in Control. The parties acknowledge and agree that a “Change in Control” has occurred under the terms of the Agreement as a result of the consummation of the transactions contemplated by that certain Stock and Warrant Purchase Agreement dated February 23, 2005 by and between Healthaxis and Tak Investments, Inc. (the “Purchase Agreement”). As a result, the “Effective Date” referenced in the Agreement shall be the date of this Amendment and the “Employment Period” referenced in the Agreement shall henceforth commence.

          2. Annual Base Salary. Notwithstanding the relevant terms of Section 3(b)(i) of the Agreement, the parties do hereby agree that from the Effective Date through June 30, 2005 Executive shall receive an Annual Base Salary of $250,000. Further, the parties agree that commencing July 1, 2005 Executive shall be entitled to receive an Annual Base Salary of $225,000, until thereafter adjusted in accordance with the terms of the Agreement or as the parties may otherwise agree. In no event will Executive’s Annual Base Salary be less than $200,000 while Executive is serving as Chairman and CEO or as Chairman only, unless a lesser amount is mutually agreed to by Healthaxis and the Executive. The parties do hereby agree that the amendment to Section 3(b)(i) of the Agreement contained in the First Amendment is cancelled and the terms contained in the First Amendment shall be of no further effect.

          3. Location. Notwithstanding the terms of Section 3(a)(i)(B) of the Agreement, it is understood and agreed that Executive’s services for the benefit of Healthaxis shall primarily be performed by Executive from his office in Philadelphia, Pennsylvania, commencing effective May 1, 2005.

          4. Position and Duties. Notwithstanding the terms of Section 3(a)(i)(A) of the Agreement, the parties agree that at a mutually agreeable time or times during the Employment Period, Executive’s duties and responsibilities as Chief Executive Officer of Healthaxis shall decrease and that Executive shall cease to serve as the Chief Executive Officer of Healthaxis, and at some mutually agreed upon subsequent date, Executive shall cease to serve as Chairman (which the parties mutually agree shall be no later than December 31, 2006). The parties acknowledge and agree that upon each such diminution in the duties and responsibilities of Executive that there shall be a corresponding and mutually agreeable decrease in the compensation to be paid to Executive under the Agreement, subject to Section 2 above. Notwithstanding the terms of Section 2 of the Agreement, upon such date as the Executive is no longer serving as Chief Executive Officer or Chairman, his “Employment Period” shall terminate. Notwithstanding anything contained in Section 4(c)(i) of the Agreement, the parties agree that any such mutually agreed reduction of Executive’s Chief Executive Officer or Chairman duties or responsibilities shall not constitute a “Good Reason” for Executive’s termination of employment with Healthaxis. Further, as a result of the consummation of the transactions contemplated by the Purchase Agreement, Executive acknowledges that he may be required to travel on Healthaxis business to India and the Virginia/Washington D.C. area more than has been the case in the past, and Executive agrees that Healthaxis’ requirement that the Executive engage in such travel shall not constitute grounds for Executive’s termination of employment with “Good Reason” under Section 4(c)(iii) of the Agreement.

          5. Elimination of Executive’s Unilateral Termination Period. The Agreement is hereby amended by deleting the final sentence of Section 4(c) of the Agreement entitling the Executive to terminate his employment with Healthaxis for any reason during the 30-day period immediately following the first anniversary of the Effective Date.

          6. Severance Payments. Section 5(a)(i)(B) of the Agreement is hereby amended to provide that the Executive shall be entitled thereunder to a lump sum payment equal to the sum of “(x) 1.5 times the Executive’s Annual Base Salary and (y) the Executive’s Target Bonus” (rather than the current language in the Agreement providing that the Executive shall be entitled thereunder to a lump sum payment of 2 times the Executive’s Annual Base Salary and the Executive’s Target Bonus).

          7. Cash Payment;Vesting of Options; Additional Grant. In consideration of Executive’s foregoing agreement to the amendments to the Agreement and the other covenants and agreements contained herein, Healthaxis does hereby agree (a) to pay Executive a lump sum payment of $10,000 in cash within five (5) business days of the closing of the transactions contemplated by the Purchase Agreement (subject to applicable tax withholding requirements), (b) that all outstanding stock options awarded by Healthaxis or its affiliates to the Executive prior to the date of this Amendment shall become 100% vested and the related stock options shall become fully exercisable, and (c) simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the Executive shall be granted an additional 75,000 stock options under the Healthaxis Inc. 2000 Stock Option Plan, which additional options shall have an exercise price equal to the market price of Healthaxis common stock on the date of the grant. Of these stock options so granted, 25% shall vest on the date of grant, and an additional 25% shall vest on each of the following three anniversary dates of the date of grant; provided, that such options shall be subject to (A) the otherwise applicable accelerated vesting and extended exercise provisions of Section 5(a)(ii) of the Agreement and (B) upon such date as the Executive ceases to serve as Chairman as mutually agreed pursuant to Section 4 hereto, accelerated 100% vesting and an extended thirty-six (36) month exercisability period (as measured from the date of termination of Executive as Chairman of Healthaxis). Healthaxis and the Executive agree to take such further actions as shall be necessary to document the foregoing agreement relating to the vesting of stock options and additional option grant.

     Except as expressly amended as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

     EXECUTED by the parties to be effective as of the date set forth hereinabove.

HEALTHAXIS:		EXECUTIVE:

Healthaxis, Ltd.
/s/ James W. McLane

By:	Healthaxis Managing Partner, LLC, General Partner	James W. McLane

By:	/s/ John Carradine

John Carradine
Vice President and Treasurer